                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             ANC RENTAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         [ANC RENTAL CORPORATION LOGO]

                                                                   April 2, 2001

Dear Stockholder:

     We are pleased to invite you to attend the Annual Meeting of Stockholders of ANC Rental Corporation to be held at 1:00 p.m. on Monday, May 14, 2001, at the Museum of Art, One East Las Olas Boulevard, Fort Lauderdale, Florida 33301.

     The accompanying Notice of Annual Meeting and Proxy Statement describes the specific matters to be acted upon at the meeting. We will also report on the progress of ANC Rental Corporation and provide an opportunity for stockholders to ask questions of general interest.

     Whether you own a few or many shares of ANC stock and whether or not you plan to attend the meeting in person, it is important that your shares be represented at the Annual Meeting. PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. The Board of Directors unanimously recommends that stockholders vote FOR each of the matters described in the Proxy Statement to be presented at the Annual Meeting. We look forward to seeing you on May 14th in Fort Lauderdale. Thank you.

                                          Sincerely,

                                          /s/ Michael S. Egan
                                          Michael S. Egan
                                          Chairman of the Board

Enclosures

                             ANC RENTAL CORPORATION
                            200 SOUTH ANDREWS AVENUE
                         FORT LAUDERDALE, FLORIDA 33301
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MONDAY, MAY 14, 2001

To the Stockholders of ANC Rental Corporation:

     Notice is hereby given that the 2001 annual meeting of stockholders of ANC Rental Corporation will be held at 1:00 p.m. on Monday, May 14, 2001, at The Museum of Art, One East Las Olas Boulevard, Ft. Lauderdale, Florida 33301 for the following purposes:

          1. To elect six members of our board of directors to serve until our next annual meeting of stockholders or until their successors are elected and qualified.

          2. To approve an amendment to our stock option plan.

          3. To ratify the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 31, 2001.

          4. To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

     Our board of directors has fixed the close of business on March 16, 2001 as the record date for determination of the stockholders entitled to notice and to vote at the annual meeting. Only holders of record of our common stock on that date will be entitled to receive notice of and to vote at the meeting.

     Stockholders are cordially invited to attend the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. The giving of your proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the proxy at any time before the closing of the polls at the meeting by delivery to the company of a subsequently executed proxy or a written notice of revocation or by voting in person at the meeting. Attendance at the annual meeting will be limited to stockholders and invited guests of the company.

                                        By order of the Board of Directors,

                                        Howard D. Schwartz

                                        /s/ Howard D. Schwartz
                                        Senior Vice President, Secretary

                                        and General Counsel

April 2, 2001

                             ANC RENTAL CORPORATION
                            ------------------------

                                PROXY STATEMENT

     This proxy statement is furnished to stockholders of ANC Rental Corporation, a Delaware corporation, in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting of stockholders to be held at The Museum of Art, One East Las Olas Boulevard, Ft. Lauderdale, Florida 33301, on Monday, May 14, 2001, at 1:00 p.m. (local time), and any adjournment of the annual meeting. Action will be taken at the annual meeting to elect six directors, amend our stock option plan, and ratify the appointment of our auditors.

     Holders of record of outstanding shares of our common stock, $.01 par value, at the close of business on March 16, 2001, are entitled to vote at the annual meeting or any adjournment of the annual meeting. Voting rights are vested exclusively in the holders of the common stock. Each share of common stock outstanding on the record date will be entitled to one vote on all matters to be voted upon. Shares which we hold as treasury shares are not entitled to vote. As of the close of business on the record date, March 16, 2001, 45,182,550 shares of common stock were outstanding. This proxy statement, the accompanying form of proxy and our annual report to stockholders for the fiscal year ended December 31, 2000 are being mailed on or about April 9, 2001 to each stockholder entitled to vote at the meeting.

                        VOTING AND REVOCATION OF PROXIES

     When proxies in the enclosed form are returned properly executed, the shares represented by such proxies will be voted at the annual meeting and, where instructions have been given by the stockholder, will be voted in accordance with such instructions. If the stockholder does not otherwise specify, the stockholder's shares of common stock will be voted for the election of the nominees described in the proxy statement as directors of the company, in favor of the proposed amendment to our stock option plan and for the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 31, 2001. If any other matter is properly presented for action at the meeting, the persons named in the enclosed proxy will vote on such matter in their discretion.

     The holders of a majority in number of the total outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the meeting and entitled to vote in the election will be required for the election of directors and the affirmative vote of a majority of the votes cast at the meeting and entitled to vote thereon will be required to act on all other matters to come before the annual meeting, including the amendment of our stock option plan and the appointment of the independent auditor.

     If you return a signed proxy form or attend the meeting but choose to abstain from voting on any proposal, you will be considered present at the meeting and not voting in favor of the proposal. Since most proposals pass only if they receive favorable votes from a majority of votes present at the meeting, the fact that you are abstaining and not voting in favor of a proposal will have the same effect as if you had voted against the proposal. In contrast, a "broker non-vote," where a broker withholds authority to cast a vote as to a certain proposal, is deemed not present at the meeting with regard to that proposal.

     Votes will be counted prior to the meeting by employees of Equiserve Trust Company, N.A., our independent transfer agent and registrar. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining whether or not a quorum is present.

     Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to ANC Rental Corporation (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

                             ELECTION OF DIRECTORS

     Our board of directors currently consists of six directors. Six directors are to be elected at the annual meeting to hold office as directors until the 2002 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. All nominees have consented to be named and to serve if elected. If any one or more of the nominees is unable to serve or for good cause will not serve, proxies will be voted for the substitute nominee or nominees, if any, proposed by the board of directors. The board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Each nominee will be elected if he receives the affirmative vote of a plurality of the votes cast by holders of shares of common stock at the annual meeting.

     Our board of directors proposes the election of the following directors of ANC Rental Corporation for a term of one year. All of the nominees are presently directors of ANC Rental Corporation. We have described below for each nominee his name, age, the year in which he became one of our directors, all positions and offices with ANC Rental Corporation which he holds, if any, his principal occupations during at least the last five years and any additional directorships in publicly-held companies or registered investment companies.

     MICHAEL S. EGAN, 61, has been our Chairman of the Board since June 2000 and our Chief Executive Officer since December 28, 2000. Mr. Egan also serves as Chairman and Chief Executive Officer of Certified Vacations, Inc., a wholesale tour operator. Mr. Egan has been the controlling investor of Dancing Bear Investments, a privately held investment company, since 1996. Mr. Egan also serves as a director of Boca Resorts, Inc., a leisure, recreation and entertainment company which owns and operates several luxury resort hotels and the Florida Panthers professional sports franchise. In addition, Mr. Egan has served as Chairman of the Board of theglobe.com, Inc., an online community site, since August 1997. Mr. Egan was the majority owner and Chairman of Alamo Rent-A-Car, Inc. from 1986 until Alamo was acquired by AutoNation, Inc. in November 1996. Mr. Egan began his career with Alamo in 1976 and held various management and ownership positions until he bought a controlling interest in 1986.

     GORDON M. BETHUNE, 59, has been one of our directors since June 2000. Since September 1996, Mr. Bethune has served as Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., the nation's fifth largest passenger airline carrier. Mr. Bethune also served as Continental's President and Chief Executive Officer from November 1994 until September 1996 and as its President and Chief Operating Officer from February 1994 until November 1994. Mr. Bethune has been a director of Continental since August 1994. Mr. Bethune also serves on the board of directors of Honeywell International Inc., an international developer and supplier of advanced-technology products, systems and services.

     J.P. BRYAN, 61, has been one of our directors since June 2000. From January 1995 until February 1998, Mr. Bryan served as President and Chief Executive Officer of Gulf Canada Resources, Ltd., which is engaged in oil and gas exploration and production. Mr. Bryan has served as the Chairman of the Board of Torch Energy Advisors, Inc., an outsourcing and service provider to the oil and gas industry, since 1981, and served as its Chief Executive Officer from 1981 until 1996. From 1990 until 1995, Mr. Bryan served as Chairman and Chief Executive Officer of Nuevo Energy Company, a company involved in the oil and gas industry. From 1990 until 1996, Mr. Bryan served as Chairman and Chief Executive Officer of Bellwether Exploration Company, an oil and gas exploration company. Mr. Bryan also serves on the board of directors of Bellwether Exploration and AutoNation, Inc.

     JOHN O. GRETTENBERGER, SR., 63, has been one of our directors since June 2000. Since February 1997, Mr. Grettenberger has served as the President of LorAnn Oils, Inc., a privately held essential oils company. In 1984, Mr. Grettenberger was named a Vice President of General Motors Corporation, the world's largest automobile manufacturer, and he served General Motors in various capacities, most recently as the General Manager of the Cadillac Motor Car Division, until February 1997.

     H. WAYNE HUIZENGA, 63, has been one of our directors since June 2000. Since August 1995, Mr. Huizenga has served as Chairman of the Board of AutoNation, Inc., which owns the nation's largest chain of franchised dealerships. From August 1995 to September 1999, Mr. Huizenga served as Chief Executive Officer or Co-Chief Executive Officer of AutoNation. Since May 1998, Mr. Huizenga has served as Chairman of the Board of Republic Services, Inc., a leading provider of non-hazardous solid waste collection and disposal services. From May 1998 to December 1998, Mr. Huizenga also served as the Chief Executive Officer of Republic Services. Since September 1996, Mr. Huizenga has served as the Chairman of the Board of Boca Resorts, Inc. Since January 1995, Mr. Huizenga also has served as the Chairman of the Board of Extended Stay America, Inc., an owner and operator of extended stay lodging facilities. Since June 1998, Mr. Huizenga has served as a director of NationsRent, Inc., a national equipment rental company that markets products and services primarily to a broad range of construction and industrial customers. Since October 1998, Mr. Huizenga has served as a director of theglobe.com, an Internet on-line community. Since May 2000, Mr. Huizenga has been Vice Chairman of the Board of Zixit Corporation, which develops and markets products and services that enhance privacy security and convenience over the Internet. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc, a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1995, Mr. Huizenga served as the Chairman of the Board and Chief Executive Office of Blockbuster Entertainment Corporation, during which time he helped build Blockbuster from a 19 store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Office and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins and Pro Player Stadium in South Florida.

     WILLIAM N. PLAMONDON, III, 53, has been one of our directors since June 2000. Mr. Plamondon founded R.I. Heller Company LLC, a management consulting firm, in April 1998 and serves as its President and Chief Executive Officer. Additionally, as of December 2000, Mr. Plamondon became a senior advisor to E & Y Capital Advisors LLC. Prior to founding R.I. Heller, Mr. Plamondon served as President and Chief Executive Officer of First Merchants Acceptance Corporation, a national financing company, from April 1997 until April 1998, and served as a director of First Merchants from March 1995 until April 1998. Mr. Plamondon was the President of Budget Rent-A-Car Corporation from June 1992 until February 1997 and held other management positions with Budget from 1978 until 1992.

                           INFORMATION CONCERNING THE
                       BOARD OF DIRECTORS AND COMMITTEES

     Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board and three standing committees: the executive committee, the audit committee and the compensation committee. In addition, from time to time, special committees may be established under the direction of the board when necessary to address specific issues. We have no nominating or similar committee.

BOARD MEETINGS AND COMMITTEES

     Our board of directors held four meetings and took one action by unanimous consent in lieu of a meeting during fiscal 2000. Each current director attended 100% of the aggregate of (i) meetings of the board held during the period for which he served as a director and (ii) meetings of all committees held during the period for which he served on those committees.

     The executive committee of the board of directors consists of Messrs. Egan (Chair) and Huizenga. The executive committee has the authority to approve a number of the functions of the board of directors in order to facilitate the need to take corporate action without the need to call a meeting of the full board of directors. The executive committee held no meetings during fiscal 2000.

     The compensation committee of the board of directors consists of Messrs. Bethune, Grettenberger (Chair) and Plamondon. The compensation committee is responsible for compensation, including setting our compensation philosophy and policies, and determining the compensation for all executive officers. The compensation committee is also responsible for administering our executive compensation plans and programs, including the ANC Rental Corporation Stock Option Plan and the Employee Stock Purchase Plan. The compensation committee held two meetings and took one action by unanimous consent in lieu of a meeting during fiscal 2000.

     The audit committee of the board of directors consists of Messrs. Bryan, Grettenberger and Plamondon (Chair). The audit committee's principal functions are to review the scope of the annual audit by our independent auditors, review our annual financial statements and the related audit report as prepared by the independent auditors, recommend the selection of independent auditors each year and review our internal controls and accounting policies and procedures. The audit committee also recommends to the board the appointment of the independent public accountants for the Company. All of the members of our audit committee are independent directors as defined by the Nasdaq National Market rules. The audit committee held four meetings during fiscal 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions with respect to compensation are made by the compensation committee of our board of directors. The members of the compensation committee as of December 31, 2000 were Messrs. Bethune, Grettenberger and Plamondon. None of the members of the compensation committee has ever been an officer or employee of ANC Rental Corporation or any of our subsidiaries.

DIRECTOR COMPENSATION

     Directors who are full time employees of ANC Rental Corporation receive no compensation for serving on our board of directors or board committees. For fiscal 2000, each non-employee director received options to purchase 100,000 shares of our common stock, except for our Chairman who received options to purchase 750,000 shares of our common stock. Beginning in fiscal 2001, each non-employee director will receive annually options to purchase 50,000 shares of our common stock. The options are fully vested upon grant and are exercisable at an option price equal to the fair market value of a share of common stock on the date of grant.

     For fiscal 2000, each non-employee director who chaired a committee of the board of directors received a retainer of $3,500 for each committee chairmanship held and $2,500 for each non-chairman committee position held. These amounts will also be paid for fiscal 2001. For fiscal 2001, each non-employee director will also receive an annual retainer of $25,000. All non-employee directors are entitled to the use of a vehicle, while founding non-employee directors and those directors with three years of service are entitled to the use of a vehicle for life. For fiscal 2000, for those directors who used a vehicle, the cost to the Company ranged from $923 to $3,463 depending on the model selected and the number of months of usage. Directors are also reimbursed for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table includes information regarding the beneficial ownership of our common stock by (1) each person who we believe to be the beneficial owner of more than five percent of our common stock, based on a review of filings with the Securities and Exchange Commission, (2) each of our directors, (3) each of the executive officers named in the summary compensation table and (4) all of our directors and executive officers as a group. In most cases, each individual has sole voting and investment power with respect to the shares he or she beneficially owns. When this is not the case, voting and investment power is clarified in a footnote.

                                                               NUMBER OF SHARES    PERCENTAGE OF
NAME                                                          BENEFICIALLY OWNED     CLASS(1)
----                                                          ------------------   -------------
5% STOCKHOLDERS:
ESL Partners, L.P. and related entities(2)..................      7,253,873            16.05%
Michael S. Egan(3)..........................................      3,453,943             7.64
H. Wayne Huizenga(4)........................................      3,262,143             7.22
Michael DeGroote(5).........................................      2,478,900             5.49
Harris W. Hudson(6).........................................      2,349,597             5.20
OTHER DIRECTORS:
Gordon M. Bethune(7)........................................        150,000                *
J.P. Bryan(7)...............................................        150,000                *
John O. Grettenberger, Sr.(7)...............................        155,000                *
William N. Plamondon(7).....................................        152,722                *
NAMED EXECUTIVE OFFICERS:
Michael S. Karsner(8).......................................        299,577                *
Karen L. Beard(9)...........................................         93,811                *
Kathleen W. Hyle(10)........................................         66,569                *
Howard D. Schwartz(11)......................................         53,373                *
Mary Wood(12)...............................................         37,845                *
All directors and executive officers as a group (16
  persons)(13)..............................................      7,974,517            16.90%

---------------
   * The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

 (1) Percentages are based on 45,182,550 shares of common stock outstanding on March 16, 2001. Calculations of percentage of beneficial ownership assume the exercise by only the named stockholder of all options for the purchase of common stock held by such stockholder which are exercisable within 60 days of March 16, 2001.

 (2) Includes (1) 4,656,749 shares owned by ESL Partners, L.P., a Delaware limited partnership, (2) 1,063,271 shares owned by ESL Limited, a Bermuda corporation, (3) 136,412 shares owned by ESL Institutional Partners, L.P., a Delaware limited partnership, and (4) 1,397,441 shares owned by ESL Investors, L.L.C., a Delaware limited liability company. The address of ESL Partners, L.P., ESL Institutional Partners, L.P. and ESL Investors L.L.C. is one Lafayette Place, Greenwich, CT 06830. The address of ESL Limited is Hemisphere House, 9 Church Street, Hamilton, Bermuda. This information is based on a Form 4 dated February 12, 2001.

 (3) Includes (1) 110,000 shares owned directly by Mr. Egan, (2) 2,152,863 shares owned by the Michael S. Egan Living Trust, of which Mr. Egan is the sole trustee, (3) an aggregate of 441,080 shares owned by certain trusts established for the benefit of members of Mr. Egan's family and (4) options to acquire 750,000 shares of common stock which are exercisable within 60 days of March 16, 2001. Mr. Egan's address is 200 South Andrews Avenue, Fort Lauderdale, Florida 33301. This information is based on a Schedule 13G filed by Mr. Egan dated February 14, 2001.

 (4) Includes (1) 3,111,777 shares beneficially owned by Huizenga Investments Limited Partnership, a Nevada limited partnership, and Huizenga Investments, Inc. a Nevada Corporation, (2) 366 shares owned directly by Mr. Huizenga and (3) options to acquire 150,000 shares of common stock which are exercisable within 60 days of March 16, 2001. Mr. Huizenga's business address is 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301. This information is based on a Schedule 13D filed by Mr. Huizenga dated July 7, 2000.

 (5) 2,453,900 of the shares beneficially owned by Mr. DeGroote are held in the name of Westbury (Bermuda) Ltd., a Bermuda corporation, of which he is the sole shareholder. Mr. DeGroote's and Westbury (Bermuda) Ltd.'s address is Victoria Hall, 11 Victoria Street, P.O. Box HM 1065, Hamilton, HMEX, Bermuda. This information is based on a Schedule 13G filed by Mr. DeGroote dated July 13, 2000.

 (6) 2,312,097 of the shares beneficially owned by Mr. Hudson are beneficially owned by the Harris W. Hudson Limited Partnership, a Nevada limited partnership, and Harris W. Hudson, Inc. a Nevada Corporation controlled by Mr. Hudson. Mr. Hudson's business address is 110 S.E. Sixth Street, Fort Lauderdale, Florida 33301. This information is based on a Schedule 13G filed by Mr. Hudson dated July 7, 2000.

 (7) Includes 150,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days from March 16, 2001.

 (8) Includes 187,500 shares of common stock issuable upon exercise of options that are exercisable within 60 days from March 16, 2001. Mr. Karsner's employment with the company terminated in December 2000.

 (9) Includes 93,750 shares of common stock issuable upon exercise of options that are exercisable within 60 days from March 16, 2001.

(10) Includes 62,500 shares of common stock issuable upon exercise of options that are exercisable within 60 days from March 16, 2001.

(11) Includes 37,500 shares of common stock issuable upon exercise of options that are exercisable within 60 days from March 16, 2001.

(12) Includes 37,500 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from March 16, 2001.

(13) Includes 2,008,750 shares of common stock issuable upon exercise of options that are exercisable within 60 days from March 16, 2001.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table describes in summary form all compensation for all services rendered in all capacities to ANC Rental Corporation, paid or accrued during the year ended December 31, 2000, to the individuals who served as our Chief Executive Officer during fiscal 2000 and to our four most highly compensated executive officers in fiscal 2000 who were executive officers on December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                    ANNUAL COMPENSATION                 AWARDS
                                            -----------------------------------      ------------
                                                                      OTHER           SECURITIES
                                                                      ANNUAL          UNDERLYING
             NAME AND                                              COMPENSATION        OPTIONS/         ALL OTHER
        PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)      ($)(1)           SARS(#)      COMPENSATION($)(2)
        ------------------           ----   ---------   --------   ------------      ------------   ------------------
Michael S. Egan....................  2000         --          --     172,720(4)        750,000                --
  Chairman and Chief
  Executive Officer(3)
Michael S. Karsner.................  2000    520,000          --          --           750,000             1,283
  Former President and
  Chief Executive Officer(5)
Karen L. Beard.....................  2000    400,000          --          --           375,000               516
  President, North America
  Alamo and National
Kathleen W. Hyle...................  2000    350,000          --          --           250,000               280
  Senior Vice President and Chief
  Financial Officer
Howard D. Schwartz.................  2000    330,000          --          --           150,000               938
  Senior Vice President,
  General Counsel and
  Secretary
Mary Wood..........................  2000    320,000          --          --           150,000               468
  Senior Vice President,
  Shared Services

---------------

(1) The value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officers other than Mr. Egan and, therefore, is not required to be disclosed pursuant to Securities and Exchange Commission rules.

(2) These amounts reflect the incremental cost of life insurance.

(3) Mr. Egan has been our Chairman since June 2000 and was named our Chief Executive Officer on December 28, 2000.

(4) This reflects the amount we paid in respect of Mr. Egan's personal use of a private airplane.

(5) Mr. Karsner's employment with the company terminated in December 2000. Mr. Karsner is entitled to severance payments as described below under "Employment Arrangements."

OPTION GRANT TABLE

     The following table describes the number of options granted to the executive officers named in the summary compensation table under our stock option plan during fiscal 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS(1)
                                  ---------------------------------------------------------------    POTENTIAL REALIZABLE
                                                    PERCENT OF                                         VALUE AT ASSUMED
                                   NUMBER OF          TOTAL          EXERCISE                       ANNUAL RATES OF STOCK
                                   SECURITIES      OPTIONS/SARS         OR                          PRICE APPRECIATION FOR
                                   UNDERLYING       GRANTED TO         BASE                              OPTIONS TERM
                                  OPTIONS/SARS     EMPLOYEES IN        PRICE        EXPIRATION      ----------------------
NAME                               GRANTED(#)      FISCAL YEAR        ($/SH)           DATE           5%($)       10%($)
----                              ------------   ----------------   -----------   ---------------   ---------    ---------
Michael S. Egan.................    750,000            11.4%          $5.1875          7-3-10       2,446,793    6,201,000
Michael S. Karsner (2)..........    750,000            11.4%          $5.1875         6-28-03         613,259    1,287,796
Karen L. Beard..................    375,000             5.7%          $5.1875          7-3-10       1,223,250    3,100,500
Kathleen W. Hyle................    250,000             3.8%          $5.1875          7-3-10         815,500    2,067,000
Howard D. Schwartz..............    150,000             2.3%          $5.1875          7-3-10         489,300    1,240,000
Mary Wood.......................    150,000             2.3%          $5.1875          7-3-10         489,300    1,240,000

---------------

(1) The options vest in four equal installments commencing on January 1, 2001 and each of the following three anniversaries thereafter, except for Mr. Egan's grant which vested immediately. The exercise price represented 100% of the fair market price as computed by the average of the high and low price on July 3, 2000, the date the option was granted.

(2) Mr. Karsner's options will cease vesting in June 2002 at which time 375,000 will have vested and will expire one year thereafter if not exercised. The remaining shares will not vest.

OPTION EXERCISE TABLE

     The following table describes the number of shares of common stock covered by both exercisable and unexercisable options granted to our executive officers named in the summary compensation table under our stock option plan as of December 31, 2000. No options were exercised by these executive officers during fiscal 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                              OPTIONS/SARS AT FISCAL YEAR-     THE-MONEY OPTIONS/SARS
                                                         END(#)               AT FISCAL YEAR-END($)(1)
                                              ----------------------------   ---------------------------
NAME                                          EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                          ------------   -------------   -----------   -------------
Michael S. Egan.............................    750,000              --          --             --
Michael S. Karsner(2).......................         --         750,000          --             --
Karen L. Beard..............................         --         375,000          --             --
Kathleen W. Hyle............................         --         250,000          --             --
Howard D. Schwartz..........................         --         150,000          --             --
Mary Wood...................................         --         150,000          --             --

---------------

(1) None of the options were "in-the-money" as of December 31, 2000, based on the closing price of $3.50 per share of our common stock as of December 29, 2000 as reported by the Nasdaq National Market.

(2) Mr. Karsner's options will cease vesting in June 2002, at which time 375,000 will have vested, and will expire one year thereafter if not exercised. The remaining shares will not vest.

EMPLOYMENT AGREEMENTS

     We entered into an employment agreement, dated as of June 30, 2000, with Michael Karsner, our former chief executive officer. Mr. Karsner's employment with the company terminated in December 2000. Pursuant to the provisions of the agreement, we are paying Mr. Karsner $780,000 in equal monthly installments over an eighteen month period commencing in January 2001. During the 18-month period all options issued to him continue to vest. All of his options must be exercised within one year after the last severance payment is made. Mr. Karsner is subject to a covenant not to compete during the period of time he receives severance payments.

     We and Mr. Egan have agreed to enter into a 15-month employment agreement, effective January 1, 2001, providing for his employment as our Chief Executive Officer. Under this agreement Mr. Egan will be entitled to an annual salary of $750,000 and will be eligible for a bonus based on the achievement of net after-tax profit targets.

     Mr. Egan will be granted options on July 3, 2001 to acquire 750,000 shares of our common stock. The options will have an exercise price per share equal to the fair market value per share on the date of grant. One third of the options will vest upon grant and one third will vest on each of the first two anniversaries of the grant date, subject to continued employment. The option has a term of ten years. Mr. Egan will have up to three years after leaving our employment to exercise vested options (one year upon departure by reason of retirement, death or disability).

     If we terminate Mr. Egan's employment without "cause" or if Mr. Egan quits with "good reason," we will be required to pay Mr. Egan a prorated bonus for the year of termination (assuming an annual incentive of $750,000), and his stock options will immediately vest.

     Upon the consummation of a "change in control" of our company, all of Mr. Egan's stock options will vest. Mr. Egan will also be eligible to receive a payment equal to 1,000,000 times the excess of the change in control price per share over $2.53 (the closing price on March 21, 2001).

     In January 2001 the compensation committee of the board of directors approved a severance protection plan for a number of our executive officers and key employees. The payment of benefits under the plan is triggered by the occurrence of a change in control followed by termination of the employee within one or two years of the change in control, other than for cause, death or disability, or termination by the employee within one or two years of the change in control for good reason. The severance benefit consists of two times, one time or half of the employee's base salary, payable over 24, 12 or six months, respectively, automatic vesting of all stock options, continued healthcare benefits, life insurance and company car benefit for a specified period of time and outplacement counseling for a specified period of time. Employees are subject to noncompete and nonsolicitation covenants during the period that they receive severance benefits. With respect to our named executive officers, the severance benefit consists of two times base salary payable over 24 months.

     In general, a change of control occurs under the severance protection plan upon (1) the acquisition by a third party of more than 50% of the then outstanding voting shares, (2) a non-consensual replacement of at least two-thirds of the members of the board of directors, (3) certain mergers or consolidations involving ANC Rental Corporation, (4) the complete liquidation or dissolution of ANC Rental Corporation, (5) the sale to a third party of all or substantially all of our assets, (6) the sale to a third party of Alamo or National, or (7) the sale to a third part of the International or Alamo Local Market divisions but only in respect of the employees of the sold division.

                        COMPENSATION COMMITTEE REPORT ON
                     COMPENSATION OF OUR EXECUTIVE OFFICERS

     Our compensation committee is responsible for executive compensation, including setting our compensation philosophy and policies, and determining the compensation for our executive officers. The compensation committee is also responsible for administering our executive compensation plans and programs. The compensation committee reviews our executive compensation program on at least an annual basis to ensure that the program continues to meet the goals of its compensation policy. All of the members of the compensation committee are outside directors who have never been employees of the company or received compensation from the company other than for their service as directors.

COMPENSATION POLICY

     The compensation committee has designed our executive compensation program
(1) to attract qualified executive officers, (2) to reward, motivate and retain our executive officers and (3) to align the interests of our executive officers with the interests of our stockholders by linking the executives' annual cash and long-term incentive compensation to our performance and by encouraging the executives to purchase our common stock.

     Our compensation program consists of three basic components: base salary; annual cash incentive-based compensation; and long-term compensation in the form of stock options. To further the compensation committee's goal of more closely aligning our executives' interests with those of our stockholders, we implemented a stock option plan in order to incentivize our executive officers and other employees and we developed a share purchase program in order to encourage our executive officers (as well as other employees) to purchase our equity. We also provide perquisites to our executive officers in order to maintain our competitive status in attracting and retaining executive officers in a competitive global market.

BASE SALARY

     The compensation committee reviews base salary levels of the executive officers annually. Adjustments, if any, are made in the first quarter. A base salary range is determined for each executive. These salary ranges have and will be compared to salaries offered by our competitors within the industry and other like businesses and industries from which we must recruit qualified individuals. Each executive is positioned in their respective base salary range according to their performance. Our 2000 executive salaries were determined by AutoNation, our former parent, and affirmed by our compensation committee.

BONUSES

     In 2000, the compensation committee provided an executive bonus opportunity with possible bonus payouts for all executive officers, except the Chief Executive Officer, in a range between 35% and 50% of the executive's base salary. The bonus opportunity range provided to the Chief Executive Officer was between 45% and 60%. The compensation committee set, as a financial measure to determine whether there would be a bonus payout, the achievement of our net income goal. Upon attainment of that goal and meeting certain additional designated business unit or departmental goals, the participants would have been entitled to receive the base bonus payout. A net income matrix was established entitling the executive to an increasing bonus payout until the upper end of the range was reached.

     For 2000, the Company's net income goal was not achieved and, accordingly, no bonuses were awarded to any of the named executive officers. Two other executive officers, however, did receive a discretionary bonus of less than 10% of their base salary based upon their individual contributions.

STOCK OPTION PLAN

     In June 2000 we adopted the ANC Rental Corporation Stock Option Plan. The plan is designed to encourage our key employees, through their individual efforts, to improve our overall performance and to promote profitability by providing them with an opportunity to participate in the increased value they help create. The persons eligible to participate in the stock option plan as recipients of options include our employees, officers and directors. Options granted under the plan may be in the form of "incentive stock options" as defined under Section 422 of the Internal Revenue Code of 1986, as amended, or options that are not incentive stock options. The plan is administered by the compensation committee of the board of directors.

     We have reserved 9.0 million shares of common stock for issuance under the plan. In general, all options granted under the plan lapse ten years from the date of grant, or five years in the case of incentive stock options issued to a 10% stockholder of our company, our parent or one of our subsidiaries. The options vest generally in equal installments over four years, except the initial grants, which vest in four equal installments from January 1, 2001 through January 1, 2004. In general, the exercise price of an option will be determined by the compensation committee at the time the option is granted and will not be less than 100% of the fair market value of a share of our common stock on the date the option is granted (110% in the case of incentive stock options issued to a 10% shareholder of our company, our former parent or one of our subsidiaries). The compensation committee may provide in the option agreement that an option may be exercised in whole immediately or is exercisable in increments. The plan will expire in January 2010.

     We are currently seeking shareholder approval to amend the plan to provide that the maximum number of options that may be granted to any one person during any fiscal year be 1,000,000. See "Approval of an Amendment to the ANC Rental Corporation 2000 Stock Option Plan."

EMPLOYEE STOCK PURCHASE PLAN

     In June 2000 we adopted an Employee Stock Purchase Plan. The plan is designed to encourage employee participation in the ownership of our company and to qualify under section 423 of the Internal Revenue Code. The plan is administered by the compensation committee of the board of directors.

     We have reserved 2.0 million shares of common stock for issuance under the plan. During 2000, eligible employees were able to purchase our common stock at certain established times at 90% of the fair market value of the shares on the date of purchase. During 2001, and thereafter, the board of directors will establish the purchase price under the plan which may not be less than 85% of fair market value. No change was made to the purchase price percentage for 2001.

EMPLOYEE BENEFIT PLANS

     We have established a health and welfare benefits plan for our employees which we have been operating under since January 2000. Additionally, we have established a 401(k) program in which our employees can participate. Other than highly compensated individuals, who are capped at 3% of their salaries, our employees are permitted to contribute up to 15% of their salaries (up to a maximum of $10,500 per year). We match, on a mandatory basis, one-half of the first four percent of an employee's contribution under the plan in either cash or shares of our common stock. The match is made at least monthly and is fully vested when made.

CEO COMPENSATION

     Mr. Karsner served as Chief Executive Officer until December 28, 2000 at which time he was replaced by Mr. Egan. In 2000 Mr. Karsner's annual base salary was established at $520,000. Mr. Karsner's 2000 base salary was established by AutoNation, our former parent, and affirmed by the compensation committee in June 2000. The compensation committee approved a grant to Mr. Karsner under our Stock Option Plan of options to purchase 750,000 shares of common stock exercisable at $5.1875 per share. Options to purchase 187,500 shares are presently exercisable. Pursuant to Mr. Karsner's employment agreement the options will continue to vest through June 2002 at which time an additional 187,5000 shares will have vested.

     For 2000, Mr. Egan received no compensation for his services as Chief Executive Officer.

SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction to any publicly-held corporation for compensation paid in excess of $1 million in a taxable year to its chief executive officer or any of the four other most highly-compensated executive officers employed by the corporation on the last day of its taxable year.

     The compensation committee has structured our executive compensation program with the intent that compensation paid to our executive officers will not be subject to the deduction limitation of Section 162(m).

                                          Respectfully submitted,

                                          John O. Grettenberger, Sr. (Chair)
                                          Gordon M. Bethune
                                          William N. Plamondon, III

                             AUDIT COMMITTEE REPORT

     The audit committee of the board of directors is composed of three independent directors and operates under a written charter adopted by the board of directors. The audit committee charter is attached to this proxy statement as Exhibit A. The members of the committee are J.P. Bryan, John O. Grettenberger, Sr. and William N. Plamondon, III. The committee recommends to the board of directors, subject to stockholder ratification, the selection of the company's independent accountants.

     Management is responsible for the company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee's responsibility is to monitor and oversee these processes.

     In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

     The company's independent accountants also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm's independence.

     Based upon the audit committee's discussion with management and the independent accountants and the audit committee's review of the representation of management and the report of the independent accountants to the committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in the company's annual report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                          Respectfully Submitted,

                                          William N. Plamondon, III (Chair)
                                          J.P. Bryan
                                          John O. Grettenberger, Sr.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on July 3, 2000 in the common stock of ANC Rental Corporation; the Standard & Poors Small Cap 600 Index, which tracks performance of companies with a market capitalization generally ranging from $300 million to $400 million; and the Russell 2000 Index, which tracks performance of the smallest companies in the Russell 3000 Index with an average market capitalization of $580 million. The returns are calculated assuming reinvestment of dividends. We have not paid any dividends. Because of the small number of publicly traded companies in our peer group, we do not believe we can reasonably identify a group of peer issuers. The graph covers the period from July 3, 2000, when our common stock first began regular way trading on the Nasdaq National Market, through December 29, 2000. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                                 ANC RENTAL CORPORATION     S & P SMALL CAP 600 INDEX      RUSSELL 2000 INDEX
                                                 ----------------------     -------------------------      ------------------
7/3/2000                                                  $ 100                       $ 100                       $ 100
12/29/2000                                                $  70                       $ 103                       $  92

                           RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH AUTONATION

     AutoNation distributed all of our common stock to its shareholders as of June 30, 2000. Our relationship with AutoNation since the spin-off has been governed by a separation and distribution agreement and other agreements entered into in June 2000 in connection with the spin-off. The material provisions of these agreements are described below. H. Wayne Huizenga and J.P. Bryan are directors of both our company and AutoNation.

SEPARATION AND DISTRIBUTION AGREEMENT

     Before the spin-off we entered into a separation and distribution agreement with AutoNation. This agreement set forth the agreements between the parties with respect to the principal corporate transactions required to effect the separation of our automotive rental business from AutoNation's automotive retail business and also contained other agreements governing our relationship with AutoNation after the spin-off.

     In conjunction with the spin-off, AutoNation separated its existing businesses so that after the spin-off, (1) the assets and liabilities of its automotive rental and related businesses were owned by us and (2) the assets and liabilities of its automotive retail and related businesses were owned by AutoNation or its subsidiaries. Specifically, our assets and liabilities upon completion of the separation consisted of (a) those assets and liabilities related to AutoNation's automotive rental business, (b) those assets acquired and liabilities incurred or accrued after March 31, 2000 and (c) all other assets, rights and liabilities expressly allocated to the company or its subsidiaries under the distribution agreement or any ancillary agreements.

     The distribution agreement provided that, subject to the terms and conditions of the agreement, the IRS letter ruling and the facts and representations submitted to the IRS, both ANC Rental Corporation and AutoNation would take all reasonable steps necessary and appropriate to cause all conditions to the spin-off to be satisfied and then to effect the spin-off. We agreed with AutoNation that neither of us would take, or permit any of our respective affiliates to take, any action which reasonably could be expected to prevent the spin-off from qualifying as a tax-free distribution to AutoNation or its stockholders or which would be inconsistent with any representation of fact or submission made in connection with or in the IRS letter ruling. We also agreed with AutoNation to take any reasonable actions necessary for the spin-off to qualify as a tax-free distribution to AutoNation and its stockholders.

     The distribution agreement provides for a full and complete release and discharge of all liabilities (including any contractual agreements or arrangements existing or alleged to exist) existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before June 30, 2000 between us and AutoNation, including in connection with the transactions and all other activities to implement the spin-off, except as described in the agreement.

     Except as provided in the distribution agreement, we agreed to indemnify, defend and hold harmless AutoNation and each of its directors, officers and employees from and against all liabilities relating to, arising out of or resulting from (1) our failure or the failure of any other person to pay, perform or otherwise promptly discharge any of our liabilities in accordance with their respective terms, (2) matters relating to our automotive rental businesses and our liabilities and contracts, (3) any breach by us of the distribution agreement or any of the ancillary agreements entered into by the parties in connection with the spin-off and (4) any untrue statement of a material fact or omission to state a material fact, or alleged untrue statements or omissions, with respect to information relating to us contained in the registration statement filed in connection with the spin-off.

     Subject to exceptions provided in the distribution agreement, AutoNation agreed to indemnify, defend and hold us and each of our directors, officers and employees harmless from and against all liabilities relating to, arising out of or resulting from (1) AutoNation's failure or the failure of any other person to pay, perform or otherwise promptly discharge any liabilities of AutoNation other than our liabilities, (2) matters relating to AutoNation's automotive retail and related businesses and its liabilities and contracts, (3) any breach by AutoNation of the distribution agreement or any of the other related agreements and (4) any untrue statement of a material fact or omission to state a material fact, or alleged untrue statements or omissions, with respect to information relating to AutoNation contained in the registration statement filed in connection with the spin-off. The distribution agreement describes specific procedures with respect to claims subject to indemnification and related matters.

     The distribution agreement provides for indemnification by us and AutoNation with respect to contingent liabilities primarily relating to our respective businesses or otherwise assigned to one of us. The distribution agreement provides for the establishment of a contingent claims committee comprised of one representative designated from time to time by each of AutoNation and us that will establish procedures for resolving disagreements between us and AutoNation as to contingent gains and contingent liabilities.

     The distribution agreement provides for the sharing of some contingent liabilities. We and AutoNation agreed to allocate responsibility for any shared contingent liability equally between the two companies, or upon another methodology which the contingent claims committee may establish. AutoNation will assume the defense of, and may seek to settle or compromise, any third party claim that is a shared contingent liability, and the costs and expenses of this action will be included in the amount to be shared by the parties.

     The distribution agreement provides that we and AutoNation will have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of, or that is expressly assigned to, ANC Rental Corporation or AutoNation. Each of ANC Rental Corporation and AutoNation will have sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to this type of contingent gain that primarily relates to its respective business. We agreed with AutoNation to share any benefit that may be received from any contingent gain that is not related to the business of, or that is not expressly assigned to either of us, equally between the two companies, or upon another methodology to be established by the contingent claims committee. AutoNation will have the sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to any shared contingent gain; and AutoNation may elect not to pursue any shared contingent gain for any reason whatsoever, including a different assessment of the merits of any action, claim or right or any business reasons that are in the best interests of AutoNation without regard to our best interests, and that AutoNation will have no liability to any person as a result of any determination of this kind.

TRANSITIONAL SERVICES AGREEMENT WITH AUTONATION

     We entered into a transitional services agreement with AutoNation on June 30, 2000. The services agreement has an initial term expiring on June 30, 2001. During the term of the services agreement either we or AutoNation may reduce or completely eliminate the amount of services obtained from the other party and, consequently, the monthly fees payable under the services agreement would be adjusted to mutually acceptable terms. At the end of the one-year term, if the parties have not terminated the agreement earlier, either party may renew or extend the term of the agreement with respect to the provision of any services that have not previously been terminated on terms mutually acceptable to the parties. During 2000 we paid AutoNation approximately $645,000 under this agreement. During 2000, AutoNation paid us approximately $183,000 under this agreement. We believe that the fees we pay and receive for these services are no less favorable to us than we could obtain from unaffiliated third parties.

TAX SHARING AGREEMENT WITH AUTONATION

     We entered into a tax sharing agreement with AutoNation on June 30, 2000. The primary purpose of the agreement is to reflect each party's rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including June 30, 2000 and any taxes resulting from transactions effected in connection with the spin-off. The agreement also covers the handling of audits, settlements, elections, accounting methods and return filings in cases where both companies have an interest in the results of these activities. With respect to any period ending on or before the spin-off or any tax period in which the spin-off occurs, AutoNation will:

     - continue to be the sole and exclusive agent for us in all matters relating to the income, franchise, property, sales and use tax liabilities of ANC Rental Corporation,

     - bear any costs relating to tax audits, including tax assessments and any related interest and penalties and any legal, litigation, accounting or consulting expenses, subject to our obligation to pay for items relating to our rental business,

     - continue to have the sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns, and

     - generally have the powers, in AutoNation's sole discretion, to contest or compromise any claim or refund on our behalf.

     Even if the spin-off qualifies as a tax-free distribution to AutoNation stockholders, a corporate tax could also be payable in accordance with Section 355(e) if, during the four-year period beginning two years before the spin-off, one or more persons acquire 50% or more, by vote or value, of the capital stock of AutoNation or ANC Rental Corporation as part of a plan or series of related transactions that include the spin-off (a "change in control"). There is a presumption that any stock acquisition or issuance that occurs within two years before or after the spin-off is part of a plan related to the spin-off. If this change-in-control occurs, and AutoNation or ANC Rental Corporation are unable to disprove or rebut the presumption, AutoNation would recognize gain, if any, on the shares of our common stock that it distributed in the spin-off.

     To minimize the risk of a tax due to a change in control and other risks, we have agreed with AutoNation to refrain from engaging in specified transactions unless we receive AutoNation's prior consent or we receive:

     - a ruling from the IRS to the effect that the proposed transaction will not result in the spin-off being taxable to AutoNation or its stockholders, or

     - an opinion of counsel recognized as an expert in federal income tax matters and designated by AutoNation to the same effect and is satisfactory to AutoNation in its absolute discretion.

     Transactions that may be affected by these restrictions relating to an acquisition of a 50% or greater interest and other restrictions required to preserve the tax-free nature of the spin-off include, among others:

     - a liquidation;

     - a merger or consolidation with, or acquisition by, another company;

     - issuances and redemptions of shares of our common stock;

     - the exercise of stock options;

     - the sale, distribution or other disposition of assets in a manner that would adversely affect the tax consequences of the spin-off; and

     - the discontinuation of material businesses.

In addition, other transactions could also jeopardize the tax-free nature of the spin-off.

     The tax sharing agreement allocates responsibility for the possible corporate-level tax burden resulting from the spin-off, as well as other tax items. If the spin-off is taxable under Section 355(e) of the Code as a result of a change in control, then the resulting corporate-level tax burden will be borne by that entity, either we or AutoNation, with respect to which the change in control has occurred. Similarly, if the spin-off is taxable due to any other action taken by us or AutoNation that is inconsistent with the factual representations on which the IRS private letter ruling is based, the entity taking that action will be responsible for the resulting corporate-level tax liability. Any corporate-level income tax liability that results from the spin-off, but which is not due to either a change in control or any action taken by either company that is inconsistent with the IRS private letter ruling, will be shared equally by us and AutoNation.

LEASES WITH AUTONATION

     Before the spin-off we, as the tenant, entered into two leases with AutoNation or an affiliate of AutoNation: (1) a lease for approximately 161,000 square feet of office space to serve as our corporate headquarters and (2) a lease for approximately 31,600 square feet of computer data center space at AutoNation's data center. Both properties are located in Fort Lauderdale, Florida.

     Payments due under the lease for the corporate headquarters total approximately $1,609,000 (for the year), or approximately $12.00 per square foot, for a 10 year term. In addition, we pay operating expenses, real estate taxes, insurance and utilities relating to the facility. We have an option to extend the term for two additional periods of five years each. The lease payments will be increased on the fifth and eighth anniversary of the start of the lease. Increases in lease payments will be based on increases in the Consumer Price Index. In no event will the adjusted lease payment for the fifth year be lower than the initial rate or more than 15% higher. In no event will the adjusted lease payment for the eighth year be lower than the seventh year or more than 9% higher. During the fourth quarter of 2000 AutoNation transferred ownership in this property to an unrelated third party.

     Payments due under the lease for the computer data center space total approximately $869,000 (per year) or approximately $27.45 per square foot, which includes our proportionate share of the operating expenses, real estate taxes, insurance and utilities of the facility. The lease has an initial term of two years, with an option to extend the term for an additional two years. If extended, the lease payments will be increased based on increases in the Consumer Price Index. In no event will the adjusted lease payment be more than 6% higher than the initial lease payment.

     We believe that the lease payments reflect fair market value and that the terms of the leases are no less favorable than could be obtained from persons unrelated to us.

REIMBURSEMENT AGREEMENT WITH AUTONATION

     Before the spin-off from AutoNation, AutoNation had provided guarantees in support of our debt financing. Pursuant to a reimbursement agreement entered into with AutoNation before the distribution date, some of this credit support remains in place following the spin-off. In particular, AutoNation continues to guarantee certain annual rent expense in connection with various real estate lease obligations and a vehicle lease. We will have reimbursement obligations to AutoNation to the extent AutoNation is required to satisfy any of its guarantees of any of its obligations. These reimbursement obligations are payable upon AutoNation's demand, except in the event that certain of our loans and credit facilities remain in effect as of the date of AutoNation's demand. In that event, the amount of our obligations to AutoNation will be converted to a loan maturing 91 days after the date that all loans under those facilities are paid in full, but not later than September 29, 2003. Each reimbursement obligation or loan payable by us to AutoNation under that reimbursement agreement will bear interest at an annual rate up to 18%. We have paid, and will pay, AutoNation a fee for the anticipated amount of its credit support in an aggregate amount of approximately $343,000 in 2000 and up to approximately $1.0 million in 2001.

OTHER AGREEMENTS WITH AUTONATION

     After the spin-off from AutoNation, we entered into three year contracts with AutoNation pursuant to which we (1) purchase a substantial portion of our vehicles from certain dealerships owned by AutoNation, (2) purchase a portion of our parts at a negotiated market rate from certain dealerships owned by AutoNation and (3) have the right to operate replacement car rental businesses at certain dealerships owned by AutoNation. We also have corporate car rental contracts with AutoNation and some of its subsidiaries. Amounts charged and paid under these contracts and arrangements are consistent with amounts charged to and paid by unaffiliated customers and suppliers.

     The total dollar volume related to the above discussed transactions and paid to AutoNation for the year ended December 31, 2000 is as follows: (1) dealer mark-up of approximately $1.5 million was paid on vehicle purchases of approximately $3.2 billion or less than one percent of acquisition cost; (2) parts purchases approximated $7.5 million; and (3) rent paid for replacement car rental sites approximated $300,000. Vehicle rental payments we received from AutoNation approximated $225,000.

OTHER RELATED PARTY TRANSACTIONS

     In September 1998, National entered into an agreement to purchase the naming rights to the Broward County Arena for $2.2 million per year. The Arena is owned by Boca Resorts, Inc. Mr. Egan is a director of Boca Resorts, and Mr. Huizenga is the Chairman of the Board of Boca Resorts. In addition, Mr. Huizenga beneficially owns approximately 17.9% of Boca Resorts' outstanding stock and controls a majority of its voting interests. The Arena agreement has a term of ten years and provides that the fees will increase at a rate of 3.0% a year. During the year 2000 we paid Boca Resorts, Inc. approximately $318,000 for team sponsorship and $135,000 for use of facilities. During 2000, we utilized some of the hotel facilities owned by Boca Resorts. The amounts paid for the use of these facilities were at market rates and, in the aggregate, were not material to us.

     Mr. Egan has a beneficial ownership interest in Certified Vacations, Inc., a domestic tour operator that has conducted business with us. Mr. Egan also serves as Certified Vacations' Chairman and Chief Executive Officer. Total gross revenue recognized by us from Certified Vacations was approximately $8.7 million for the year ended December 31, 2000. In addition, we incurred marketing expense of approximately $301,000 to Certified Vacations during 2000. Additionally, during 2000, Certified Vacations, similar to most large tour operators, had use of six vehicles at little or no cost to them. Vehicle expense, primarily comprised of depreciation, related to these units approximated $37,000.

     It is our policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unrelated parties. Based on our experience in the industries in which we operate and the terms of our transactions with unrelated parties, it is our belief that all of the transactions described above met that standard at the time the transactions were effected.

                        APPROVAL OF AN AMENDMENT TO THE
                             ANC RENTAL CORPORATION
                             2000 STOCK OPTION PLAN

     Our stockholders are being asked to approve an amendment to the ANC Rental Corporation 2000 Stock Option Plan to provide that the maximum number of shares of common stock subject to options that may be granted to any person during any fiscal year be 1,000,000. The plan currently provides that the maximum number of shares subject to options that may be granted to any person during any twelve-month period is 750,000. The purpose of the amendment is to provide the committee greater flexibility with regard to the amount and timing of option grants. The amendment is attached to this proxy statement as Exhibit B.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE STOCK OPTION PLAN AND RECOMMENDS A VOTE FOR THE AMENDMENT.

SUMMARY OF THE PLAN

     Following are summaries of the principal provisions and the principal federal income tax consequences of the stock option plan. The following summary of the stock option plan is qualified in its entirety by reference to the full text of the stock option plan which is attached as Exhibit B to this proxy statement.

     PURPOSE. The stock option plan was originally adopted on June 28, 2000. It provides for granting stock options to employees, officers and directors of ANC Rental Corporation or our subsidiaries. The purpose of the stock option plan is to encourage ownership of our common stock by employees, officers and directors of our company and our subsidiaries and to provide increased incentives for these individuals to render services and to exert maximum effort for our business success. Options granted under the stock option plan may be incentive stock options, or ISOs, or non-qualified stock options.

     ADMINISTRATION OF THE PLAN. The stock option plan is administered by the compensation committee of our board of directors. The compensation committee will consist of not less than two members of the board, none of whom is an officer or other salaried employee of our company, and each of whom qualifies as an "outside director" for purposes of
Section 162(m) of the Code and a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The compensation committee may act by majority vote of its members.

     STOCK RESERVED FOR THE STOCK OPTION PLAN. The aggregate number of shares of common stock that may be issued under the stock option plan is 9,000,000. The closing price per share of the common stock on March 16, 2001 was $2.56. If any option expires or is cancelled prior to its exercise in full, the shares subject to that option may again be made subject to an option under the stock option plan.

     ELIGIBILITY. Employees, officers and directors of our company or any parent or subsidiary of our company are eligible to participate in the stock option plan. There are approximately 120 individuals eligible to receive grants under the stock option plan.

     GRANT OF OPTIONS.  The compensation committee has discretionary authority
(1) to determine, authorize, and designate the individuals who receive options under the stock option plan and (2) to determine the number of shares to be covered by such options and the terms of the options. The committee has discretionary authority to prescribe, amend and rescind rules and regulations relating to the stock option plan, to interpret the stock option plan, to prescribe and amend the terms of the option agreements and to make all other determinations it deems necessary or advisable for the administration of the stock option plan. Currently, the maximum number of shares of common stock subject to options granted to any person during any twelve-month period is 750,000. Upon approval of the proposed amendment by our stockholders, the maximum number of shares of common stock subject to options granted to any person during any fiscal year will be 1,000,000.

     OPTION PERIOD. Each option agreement will specify the period for which the option is granted, which in no event will exceed ten years from the date of grant, and will provide that the option will expire at the end of that period. However, in the case of an option intended to qualify as an ISO granted to an individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of our company or its parent or its subsidiary ("Ten Percent Stockholder"), the period may not exceed five years from the date of grant.

     OPTION PRICE. The purchase price of each share of common stock subject to each option granted pursuant to the stock option plan will be determined by the committee at the time the option is granted and will not be less than 100% of the fair market value of a share of common stock on the date the option is granted, as determined by the committee. In the case of an option granted to a Ten Percent Stockholder that is intended to qualify as an ISO, the option price will not be less than 110% of the fair market value of a share of common stock on the date the option is granted.

     EXERCISE PERIOD. The committee may provide in the option agreement that an option may be exercised in whole immediately or is to be exercisable in increments. However, if the option is intended to qualify as an ISO, no portion of the option may be exercisable to the extent that the aggregate fair market value of common stock with respect to which the option first becomes exercisable exceeds $100,000.

     PROCEDURES FOR EXERCISE. Options will be exercised by the delivery of written notice to the stock option administrator describing the number of shares with respect to which the option is being exercised. The exercise price may be paid (1) in cash; (2) through the tender to us of shares of common stock, which shares will be valued at their fair market value on the date of exercise; (3) pursuant to a "cashless" exercise/sale procedure (pursuant to which funds to pay for exercise of the option are delivered to us by a broker upon receipt of stock certificates from us) or a cashless exercise/loan procedure (pursuant to which the optionee would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to us whereby the stock certificate or certificates for the shares of common stock for which the option is exercised will be delivered to such broker as the agent for the individual exercising the option and the broker will deliver to us cash (or cash equivalents acceptable to us) equal to the exercise price for the shares of common stock purchased pursuant to the exercise of the option; (4) to the extent provided by the option agreement with respect to such option, by the delivery of a promissory note; or (5) by a combination of these methods. The optionee must also satisfy any tax obligations through delivery of cash, common stock or withholding of shares of common stock by us.

     TERMINATION OF EMPLOYMENT. If an optionee ceases to be an employee, officer or director of our company or one of our subsidiaries for any reason other than retirement, death or disability, any option or part of an option which is exercisable on the date of his or her termination may be exercised only during the 60-day period beginning on that date (or any longer period which the committee in its sole discretion may determine). If our company or one of our subsidiaries terminates the optionee for reasons other than "cause," an option may be exercised during the six-month period beginning with the optionee's termination date. If an optionee is terminated for "cause," then any unexercised option will expire upon his or her termination. In no event may the option be exercised after its expiration under the terms of the option agreement.

     RETIREMENT, DISABILITY OR DEATH OF OPTIONEE. In the event of retirement, disability or upon the death of an optionee while he or she is an employee, officer or director of our company, the options previously granted to him or her may be exercised (whether or not he or she would have been entitled to do so at the date of his or her retirement, disability or death) at any time within a twelve-month period after his or her retirement, disability or death, but in no event after their expiration under the terms of the option agreement.

     ACCELERATION OF OPTIONS. The committee, in its sole discretion, may accelerate the vesting schedule of any option granted under the stock option plan.

     TRANSFERABILITY. Options granted under the stock option plan are not assignable or otherwise transferable except by will or by the laws of descent and distribution.

     NO ADDITIONAL RIGHTS. No optionee will have any rights as a stockholder with respect to shares covered by an option until shares are delivered to the optionee. Nothing in the stock option plan or as a result of any option granted pursuant to the stock option plan will give any individual any right to continue to be employed by our company or interfere in any way with our right to terminate an individual's employment at any time.

     EXTRAORDINARY CORPORATE TRANSACTIONS. New option rights may be substituted for the option rights granted under the stock option plan, or our duties as to options outstanding under the stock option plan may be assumed, by an employer corporation other than us, or by a parent or subsidiary of our company or such employer corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which we are involved, so long as the substitution or assumption will allow any incentive stock options to continue to qualify as such. In the event such employer corporation, or parent or subsidiary of our company or such employer corporation does not substitute new option rights for, and substantially equivalent in terms and economic value to, the option rights granted under the stock option plan, or assume the option rights granted under the stock option plan, the option rights granted will terminate and become null and void upon a "change in control." However, each optionee will have the right in connection with the dissolution, liquidation, merger, consolidation, acquisition or transfer, to exercise any unexercised option rights granted under the stock option plan, whether they were already exercisable at the time or not, so that the optionee may participate as a holder of common stock in the transaction if he or she so chooses. We will give each optionee at least twenty days' prior written notice of any event or transaction of the nature described in the preceding sentence.

     CHANGES IN OUR CAPITAL STRUCTURE. If the outstanding shares of common stock or other securities of our company, or both, for which the option is exercisable are at any time changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization or reorganization, the number and kind of shares of common stock or other securities which are subject to the stock option plan or subject to any options granted under the stock option plan, and the option prices, will be appropriately and equitably adjusted so as to maintain the proportionate number of shares or other securities without changing the aggregate option price.

     AMENDMENT OR TERMINATION. The board may amend, alter or discontinue the stock option plan, but no amendment or alteration will be made which would impair the rights of any participant, without his consent, under any option granted under the stock option plan. Without approval of the shareholders, no amendment may increase the total number of shares reserved under the stock option plan, materially increase the benefits to participants or materially modify the requirements as to eligibility for participation in the stock option plan.

     EXPIRATION OF PLAN. The stock option plan will expire ten years after the date the board approves it and after the expiration no option will be granted pursuant to the stock option plan.

CERTAIN PLAN BENEFITS

     As described above, the selection of eligible participants who will receive awards under the stock option plan and the size and terms of the awards is to be determined by the committee in its sole discretion. The committee has not determined to make grants under the amended stock option plan that would not have been permitted under the plan absent its proposed amendment.

CERTAIN FEDERAL INCOME CONSEQUENCES

     The following is a brief summary of the principal federal income tax consequences of stock options under the stock option plan based upon current federal income tax laws. The stock option plan is not qualified under Section 401(a) of the Code. The summary is not intended to be comprehensive and, among other things, does not describe state, local or foreign tax consequences.

     STOCK OPTIONS. Generally, an optionee will not recognize taxable income at the time of grant of a nonqualified option. Upon exercise of the option, the difference between the fair market value of the shares on the date of exercise and the exercise price will be taxable as ordinary income to the optionee. If such amount is included in income or our company satisfies applicable reporting requirements, we will receive a commensurate tax deduction at the time of exercise.

     Generally, an optionee will not recognize taxable income at the time of grant or exercise of an incentive stock option, and our company will not be entitled to a tax deduction with respect to such grant or exercise. However, upon exercise, the difference between the fair market value of the shares and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax.

     Generally, if an optionee holds shares acquired upon the exercise of an incentive stock option for at least one year after the date of exercise and for at least two years after the date of grant upon disposition of such shares by the optionee, the difference, if any, between the sales price of the shares and the exercise price will be treated as long-term capital gain or loss to the optionee. Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the optionee or within two years after the date of grant the excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the optionee and the Company should be entitled to a deduction in the amount of such income. The excess if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise generally will constitute short-term or long-term capital gain, depending on whether the shares have been held for at least twelve months after the date of exercise.

     If an option is exercised through the use of shares previously owned by the optionee, such exercise generally will not be considered a taxable disposition of the previously-owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. However, if an incentive stock option is exercised through the use of previously-owned shares that were acquired upon the exercise of an incentive stock option, and the holding period requirement for those shares is not satisfied at the time they are used to exercise the option, such use will constitute a disqualifying disposition of the previously-owned shares resulting in the recognition of ordinary income in the amount described above with respect to disqualifying dispositions.

     SECTION 280G OF THE CODE. Under certain circumstances, the accelerated vesting or exercise of options in connection with a change of control of our company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the optionee may be subject to a 20% excise tax and we may be denied a tax deduction.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The board of directors, upon the recommendation of the audit committee, has appointed Arthur Andersen LLP, Fort Lauderdale, Florida, as the firm of independent public accountants to audit our books and accounts for the fiscal year ending December 31, 2001. Although the appointment of independent public accountants is not required by law or our by-laws to be approved by our stockholders, the board of directors believes that stockholders should participate in the selection of our independent public accountants. Accordingly, the stockholders will be asked at the annual meeting to ratify the appointment by the board of directors of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 2001. In the event the stockholders do not approve the appointment of Arthur Anderson LLP, the selection of other independent accountants will be considered by the board of directors. A representative of Arthur Andersen LLP will be in attendance at the annual meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

     AUDIT FEES. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of our annual financial statements for fiscal 2000 and the reviews of the financial statements included in our Forms 10-Q was $712,000.

     ALL OTHER FEES. The company paid the following fees for services by Arthur Andersen LLP during fiscal 2000:

Tax return preparation and tax advisory services............  $549,000
Airport concession audits...................................   164,000
Statutory audits of foreign subsidiaries....................   160,000
International billing process review........................    75,000
Internal audit assistance...................................    40,000
                                                              --------
          Total.............................................  $988,000
                                                              ========

     The audit committee reviewed these services and determined that the nature of these engagements did not impair auditor independence.

                        STOCKHOLDERS' PROPOSALS FOR THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 2001 annual meeting of stockholders must be received at our principal offices, 200 South Andrews Avenue, Fort Lauderdale, Florida 33301, Attention: Secretary, for inclusion in our proxy statement and form of proxy relating to that annual meeting no later than January 15, 2002. Proposals, as well as any questions related thereto, should be submitted in writing to our Secretary. Proposals may be included in the proxy statement for the 2001 annual meeting if they comply with certain rules and regulations promulgated by the U.S. Securities and Exchange Commission and with certain procedures described in our by-laws, a copy of which may be obtained from our Secretary.

     In addition, if you intend to nominate a candidate for director at the annual meeting or to introduce any other matter (aside from a shareholder proposal under Rule 14a-8 of the SEC's proxy rules), you must give us written notice. Such notice must be received by the Secretary of ANC Rental Corporation not more than 120 days and not less than 90 days before the date of the 2000 annual meeting. For the 2001 annual meeting, such notice must be received between January 15, 2002 and February 12, 2002.

                            EXPENSES OF SOLICITATION

     The solicitation of proxies in the form enclosed is made on behalf of the board of directors of ANC Rental Corporation. All expenses relating to the solicitation will be borne by ANC Rental Corporation. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and regular employees, none of whom will receive additional compensation for such services, may solicit proxies in person or by telephone, telegraph or other means. The Company has retained Corporate Investor Communications Inc. (CIC) to assist with the solicitation of proxies for a fee not to exceed $5,500, plus reimbursement for out of pocket expenses. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                                 OTHER MATTERS

     The persons named in the enclosed form of proxy have no intention of bringing before the meeting for action any matter other than as specifically referred to above, nor has management or the board of directors any such intention, and none of such persons, management or the board of directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

     Delaware law requires that a list of all stockholders entitled to vote at the 2000 annual meeting be available for examination. Such a list will be available for inspection during normal business hours at the office of ANC Rental Corporation for ten days before the meeting and during the annual meeting.

                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Our directors, executive officers and ten percent stockholders are required to file reports of their ownership of our common stock with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all of such reporting requirements were satisfied during fiscal 2000.

     WE WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES BUT EXCLUDING EXHIBITS). COPIES OF ANY EXHIBITS THERETO ALSO WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE DUPLICATING CHARGE. REQUESTS IN WRITING FOR COPIES OF ANY SUCH MATERIALS SHOULD BE DIRECTED TO ANC RENTAL CORPORATION, 200 SOUTH ANDREWS AVENUE, FORT LAUDERDALE, FLORIDA 33301,
ATTENTION: INVESTOR RELATIONS.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          Howard D. Schwartz
                                          Senior Vice President, Secretary and
                                          General Counsel
Fort Lauderdale, Florida
April 2, 2001

     A copy of our annual report for the fiscal year ended December 31, 2000, including financial statements, accompanies this proxy statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                                                                       EXHIBIT A

                            AUDIT COMMITTEE CHARTER

     The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Audit Committee shall make regular reports to the Board.

     The Audit Committee shall:

     1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

     5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

     7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

     8. Approve the fees to be paid to the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

     9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

     10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

     11. Review the appointment and replacement of the senior internal auditing executive.

     12. Review the significant reports to management prepared by the internal auditing department and management's responses.

     13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

     14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

     15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

     16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

     17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

          (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

          (b) Any changes required in the planned scope of the internal audit.

          (c) The internal audit department responsibilities, budget and staffing.

     18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

     20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                                                       EXHIBIT B

                             FIRST AMENDMENT TO THE
                             ANC RENTAL CORPORATION
                             2000 STOCK OPTION PLAN

     WHEREAS, ANC Rental Corporation (the "Company") has established the ANC Rental Corporation 2000 Stock Option Plan (the "Plan");

     WHEREAS, the Plan currently provides that the maximum number of shares of the Company's common stock (the "Common Stock") that may be subject to options granted to any person during any twelve-month period is 750,000;

     WHEREAS, pursuant to Section 12 of the Plan, the Company desires to amend the Plan to provide that the maximum number of shares that may be subject to options granted to any person during any fiscal year is 1,000,000.

     NOW, THEREFORE, the Plan shall be amended as follows effective March 21, 2001, subject to approval by the shareholders of the Company at their next regularly scheduled meeting:

          The last sentence of Section 5 of the Plan shall be amended in its entirety to read as follows:

           "Subject to adjustment as provided in Section 11 hereof, the maximum number of shares of Common Stock subject to options granted to any person during any fiscal year of the Company is 1,000,000."

                             ANC RENTAL CORPORATION
                              2001 ANNUAL MEETING

ANC Rental Corporation's Annual Meeting of Stockholders will be held at The Museum of Art, One East Las Olas Boulevard, Ft. Lauderdale, Florida 33301 on Monday, May 14, 2001, at 1:00 p.m. (local time).

                                [FRONT OF PROXY]



                             ANC RENTAL CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANC RENTAL CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2001.

         THE UNDERSIGNED HEREBY APPOINTS KATHLEEN W. HYLE, HOWARD D. SCHWARTZ AND LELAND F. WILSON, AND EACH OF THEM, AS ATTORNEYS AND PROXIES WITH FULL POWER OF SUBSTITUTION, TO VOTE FOR AND ON BEHALF OF THE UNDERSIGNED ALL SHARES OF COMMON STOCK OF ANC RENTAL CORPORATION HELD OF RECORD BY THE UNDERSIGNED ON MARCH 16, 2001, AT THE ANC RENTAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2001 AND AT ANY ADJOURNMENT THEREOF, UPON THE FOLLOWING MATTERS AND UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING, AS SET FORTH IN THE RELATED NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, BOTH OF WHICH HAVE BEEN RECEIVED BY THE UNDERSIGNED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHARE OWNER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES,IN FAVOR OF THE PROPOSED AMENDMENT TO OUR STOCK OPTION PLAN AND IN FAVOR OF RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL 2001.

         Please indicate your vote for the election of directors on the other side. The nominees for director are: Michael S. Egan, Gordon M. Bethune, J.P. Bryan, John O. Grettenberger, Sr., H. Wayne Huizenga and William N. Plamondon, III.

(continued, and to be dated and signed, on the other side)




                                 [BACK OF PROXY]


             PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


Please mark boxes in blue or black ink.

--------------------------------------------------------------------------------

The Board of Directors recommends a vote "For All Nominees" on proposal 1 and a vote "For" proposals 2 and 3.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1. Election of six directors: Michael S. Egan, Gordon M. Bethune, J.P. Bryan, John O. Grettenberger, Sr., H. Wayne Huizenga and William N. Plamondon, III.

         For All  [ ]    Withhold Authority  [ ]   For All Nominees Except [ ]
         Nominees         to Vote For All          ___________________
                          Nominees                 (print name of nominee)

--------------------------------------------------------------------------------

2.       Amendment of the ANC Rental Corporation 2000 Stock Option Plan.

           For   [ ]         Against    [ ]            Abstain    [ ]

--------------------------------------------------------------------------------

3. Ratification of Arthur Andersen LLP as independent public accountants for fiscal 2001.

           For   [ ]         Against    [ ]            Abstain    [ ]

--------------------------------------------------------------------------------

Signature:        __________________________

Print Name:       __________________________

Dated:            __________________________

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of authority.

[ ] I intend to attend the meeting.

[ ] I do not intend to attend the meeting.